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                                                                   EXHIBIT 8.1

                 [Letterhead of Warner Norcross & Judd LLP]


                               April 2, 1999


Old Kent Financial Corporation          CFSB Bancorp, Inc.
111 Lyon Street N.W.                    112 Allegan Street
Grand Rapids, Michigan 49503            Lansing, Michigan 48933


          You have each requested our opinion regarding the federal income tax consequences of the proposed affiliation of CFSB Bancorp, Inc. ("CFSB") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of CFSB into Old Kent under the terms of an Agreement and Plan of Merger dated as of February 24, 1999 (the "Merger Agreement"), between Old Kent and CFSB. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

          CFSB will be merged into Old Kent under the laws of the states of Michigan and Delaware and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of CFSB Common Stock will be converted into shares of Old Kent Common Stock.

          This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions:

               1. The fair market value of the Old Kent Common Stock to be received by each CFSB stockholder will be approximately equal to the fair market value of the CFSB Common Stock surrendered in the Merger.

               2. Old Kent has no plan or intention to reacquire any of the Old Kent Common Stock issued in the transaction, other than as may occur through open market purchases of Old Kent Common Stock by Old Kent. Old Kent did not create and has not modified its stock repurchase program in connection with the acquisition of CFSB.

               3. Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of CFSB acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

               4. The liabilities of CFSB to be assumed by Old Kent and the liabilities to which the assets of CFSB to be transferred are subject were incurred by CFSB in the ordinary course of its business.


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               5.   Following the transaction, Old Kent will continue the
     historic business of CFSB or use a significant portion of CFSB's historic business assets in a business.

               6. Each of Old Kent, CFSB, and the stockholders of CFSB will pay their respective expenses, if any, incurred in connection with the transaction.

               7. There is no intercorporate indebtedness existing between Old Kent and CFSB that was issued, acquired, or will be settled at a discount.

               8. No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               9. Old Kent does not own, nor has it owned during the past five years, any shares of the stock of CFSB.

               10. On the date of the transaction, the fair market value of the assets of CFSB will exceed the sum of its liabilities, if any, to which the assets are subject.

               11. CFSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               12. None of the compensation received by any stockholder-employees of CFSB will be separate consideration for or allocable to, any of their shares of CFSB Common Stock; none of the shares of Old Kent Common Stock received by any stockholder-employees of CFSB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.



          Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of CFSB with and into Old Kent would give rise to the following federal income tax consequences under the Code:

               1. The Merger of CFSB with and into Old Kent will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Old Kent and CFSB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.




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               2.   The  basis of the assets of CFSB to be received by Old Kent will be the same as the basis of those assets in the hands of CFSB immediately prior to the Merger.

               3. No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of CFSB in exchange for the Old Kent Common Stock and the assumption by Old Kent of the liabilities of CFSB.

               4. The holding period of the assets of CFSB to be received by Old Kent will include the holding period of those assets in the hands of CFSB immediately prior to the Merger.

               5. No gain or loss will be recognized by the stockholders of CFSB who receive shares of Old Kent Common Stock in exchange for all of their shares of CFSB Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

               6. The basis of the Old Kent Common Stock (including fractional share interests) to be received by stockholders of CFSB will, in each instance, be the same as the basis of the respective shares of CFSB
     Common Stock surrendered in exchange therefor.

               7. The holding period of the Old Kent Common Stock to be received by stockholders of CFSB will, in each instance, include the period during which the CFSB Common Stock surrendered in exchange therefor was held, provided that the CFSB Common Stock was, in each instance, held as a capital asset in the hands of the stockholders of CFSB at the Effective Time of the Merger.

          We express no opinion about the tax treatment of the Merger under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

          This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.

                              WARNER NORCROSS & JUDD LLP


                              By  /s/Stephen R. Kretschman
                                   Stephen R. Kretschman, a Partner